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                                                                    EXHIBIT 3.1R


                            ARTICLES OF INCORPORATION
                                       OF
                             CROMPTON MONOCHEM, INC.

        The undersigned, acting pursuant to the Business Corporation Law of the State of Louisiana, adopts the following Articles of Incorporation:

                                    ARTICLE I
                                      NAME

        The name of the corporation (the "Corporation") is Crompton Monochem, Inc.

                                   ARTICLE II
                                     PURPOSE

        The purpose of the Corporation is to engage in any lawful activity for which corporations may be formed under the Louisiana Business Corporation Law.

                                   ARTICLE III
                                     CAPITAL

        The Corporation has authority to issue an aggregate of 1,000 shares of capital stock, all of which shall be designated common stock having a par value of $0.01 per share.

                                   ARTICLE IV
                               DIRECTORS' PROXIES

        Any director absent from a meeting of the Board of Directors or any committee thereof may be represented by any other director or shareholder, who may cast the vote of the absent director according to the written instructions, general or special, of the absent director.

                                    ARTICLE V
                   LIMITATION OF LIABILITY AND INDEMNIFICATION

        A. No director or officer of the Corporation shall be liable to the Corporation or to its shareholders for monetary damages for breach of his fiduciary duty as a director or officer, provided that the foregoing provision shall not eliminate or limit the liability of a director or officer for (1) any breach of his duty of loyalty to the Corporation or its shareholders, (2) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) liability for unlawful distributions of the Corporation's assets to, or redemption or repurchase of the Corporation's shares from, shareholders of the Corporation, under and to the extent provided in La. R.S. Section 12:92D, or (4) any transaction from which he derived an improper personal benefit.

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        B.   The Corporation shall indemnify to the fullest extent from time to time permitted by law, any officer or director of the Corporation against any expenses and costs, including attorneys' fees, actually and reasonably incurred by him in connection with any threatened, pending or completed claim, action, suit or proceeding, whether criminal, civil, administrative or investigative, against such person or as to which such person is involved solely as a witness or person required to give evidence because he is an officer or director of the Corporation.

        C. The Board of Directors may (1) cause the Corporation to enter into contracts with directors and officers providing for the limitation of liability and indemnification set forth in this Article to the fullest extent permitted by law, (2) adopt by-laws or resolutions providing for indemnification of directors and officers of the Corporation and other persons, and (3) cause the Corporation to exercise the powers set forth in La. R.S. Section 12:83F, notwithstanding that some or all of the members of the Board of Directors acting with respect to the foregoing may be parties to such contracts, or beneficiaries of such by-laws or resolutions or the exercise of such powers.

        D. Notwithstanding any other provision of these Articles of Incorporation, the affirmative vote of at least 80% of the total voting power shall be required to amend or repeal this Article. Neither the amendment nor repeal of this Article, nor the adoption of any provision of these Articles of Incorporation inconsistent with this Article, shall eliminate or reduce the protection afforded by this Article to a director or officer of the Corporation with respect to any action or inaction occurring prior to the time of such amendment, repeal or adoption.

                                   ARTICLE VI
                                    REVERSION

        Cash, property or share dividends, shares issuable to shareholders in connection with a reclassification of stock, and the redemption price of redeemed shares, which are not claimed by the shareholders entitled thereto within eighteen months after the dividend or redemption price becomes payable or the shares become issuable, despite reasonable efforts by the Corporation to pay the dividend or redemption price or deliver the certificates for the shares to such shareholders within such time, shall, at the expiration of such time, revert in full ownership to the Corporation, and the Corporation's obligation to pay such dividend or redemption price or issue such shares, as the case may be, shall thereupon cease; provided that the Board of Directors may, at any time, for any reason satisfactory to it, but need not, authorize (a) payment of the amount of any cash or property dividend or redemption price or (b) issuance of any shares, ownership of which has reverted to the Corporation pursuant to the provisions of this Article, to the person or entity who or which would be entitled thereto had such reversion not occurred.

                                   ARTICLE VII
                                  INCORPORATOR

        The name and post office address of the Incorporator is:

                              Philip de V. Claverie
                              Phelps Dunbar, L.L.P.
                          365 Canal Street, Suite 2000
                          New Orleans, Louisiana 70130

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        These Articles of Incorporation are dated November 12, 2001.


                                                  /s/ Philip de V. Claverie
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                                                      Philip de V. Claverie
                                                          Incorporator

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